Exhibit 99.1

Scholastic Reports Q4 And Fiscal 2021 Results

Revenues Up 41% in Fourth Quarter on Improving Market Conditions

Improved Profitability in all Operating Segments on Lower Cost Base

Book Fair Bookings Higher for Upcoming Back-to-School Season

NEW YORK, July 22, 2021 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2021.

Fiscal 2021 Review

In $ millions	Fiscal 2021		Fiscal 2020		FY21 vs. FY20
	4Q	FY	4Q	FY	4Q	FY
Revenues	$401.4	$1,300.3	$284.0	$1,487.1	$117.4	($186.8)
Operating income (loss)	9.7	(22.7)	(46.2)	(88.5)	55.9	65.8
One-time items	(31.9)	(61.7)	(6.8)	(56.2)	na	na
Operating income (loss), excluding one-time items*	41.6	39.0	(39.4)	(32.3)	81.0	71.3
* Please refer to the non-GAAP financial tables attached for a detailed reconciliation of reported results to adjusted measures.

Company Commentary

"In the fourth quarter, Scholastic's businesses showed dramatically improved results on both the top and bottom lines, even as educators around the globe still struggled with transitioning their students safely back to the classroom. Management's decisive actions taken throughout the difficult 2021 fiscal year and our employees' disciplined execution helped to successfully weather the adverse impacts of the pandemic on the Company's end markets and supply chain. Our strength in execution was most evident in our positive free cash flow generation and improved operating margins, which resulted in meaningful year-over-year growth in adjusted EBITDA despite a drop in full year revenues," said James Barge, speaking on behalf of Scholastic's board of directors. "These results are particularly bittersweet in light of last month's unexpected passing of Scholastic's longtime leader, Dick Robinson, and we acknowledge his stalwart vision and remarkable stewardship in achieving these outcomes, as well as the culture he built."

Iole Lucchese, Scholastic's Executive Vice President, Chief Strategy Officer added, "Despite having to take difficult, but carefully measured, cost actions in response to a 13% decline in sales in the year, Scholastic continued to make important investments related to its key growth initiatives with a focus on (1) book fairs recovery, (2) new education solutions, including digital products and early childhood programs, (3) increasing parent access to the Company's eCommerce platforms, (4) English language learning in Asia, and (5) the acquisition and development of content for our trade and media operations, as well as in technology to improve our systems and processes. These initiatives are the underpinnings of Scholastic's growth strategy for fiscal 2022 and beyond. In this coming school year, it is clear that many students, not just the most vulnerable, and their teachers will need additional support. Scholastic will be a strong partner in literacy and education as we always have for more than 100 years, proudly extending Dick Robinson's accomplished vision, a core element of our success, as we maintain our focus on supporting our customers in this changing environment."

Revenues

Consolidated revenues rose 41% to $401.4 million in the fourth quarter versus the prior year period, despite continuing softness in the book fairs channel for premium in-person fairs, which performed below expectations as schools faced uncertain timetables in the early spring for returning students safely back to classrooms. Each of the Company's three operating segments – Children's Book Publishing and Distribution, Education and International – showed marked improvements, both sequentially relative to the third fiscal quarter ended February 28, 2021 and comparatively to the prior year period, amid improving market conditions, strong demand for foundational literacy programs and summer reading, and top selling trade titles such as Dav Pilkey's Dog Man: Mothering Heights, The Dangerous Gift (Wings of Fire™ #14), Mister Impossible (The Dreamer Trilogy #2), and Claudia and the New Girl (The Baby-Sitters Club® Graphic Novel #9). The tougher trade comparison in the last quarter of the fiscal year was the result of the release of the blockbuster bestseller The Ballad of Songbirds and Snakes, the fourth title in The Hunger Games® series in the fourth quarter of the prior year period.

Fiscal 2021 full-year revenues declined $186.8 million, or 13%, as compared to the prior year, to $1.30 billion, due to lower sales in the Company's book fairs channels in the U.S. and abroad as a result of COVID-related restrictions.

Operating Income

Fourth quarter operating income rose $55.9 million, or 121%, versus the prior year period, to $9.7 million. The fourth quarter increase in operating income was directly attributable to the higher sales volume and the on-going benefits of the Company's successful cost savings initiatives that improved operating leverage, as well as the receipt of certain pandemic-related wage and benefit subsidies globally. Excluding one-time items in both periods, the Company had operating income of $41.6 million in the fourth quarter of 2021, versus an operating loss of $39.4 million in the fourth quarter of 2020.

For the 2021 fiscal year, the Company recorded an operating loss of $22.7 million, which was a $65.8 million, or 74% improvement as compared to an operating loss of $88.5 million in the prior year. Excluding one-time items, the Company had operating income of $39.0 million in fiscal year 2021, versus an operating loss of $32.3 million in fiscal year 2020.

Capital Position and Liquidity

Net cash provided by operating activities was $71.0 million in the current fiscal year compared to $2.1 million in fiscal 2020. The Company had a free cash flow (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash provided) of $20.5 million in the current fiscal year, compared to a free cash use of $89.1 million in fiscal 2020.

At year-end, the Company's cash and cash equivalents exceeded total debt by $176.3 million, compared to $175.3 million a year ago. The higher net cash position at May 31, 2021 reflects the effective management of both working capital and capital expenditures throughout the fiscal year, despite a sharp reduction in demand in most of the Company's book fair channels around the globe.

Capital expenditures in the current fiscal year were $47.2 million, below prior year's levels despite the Company's continued investments for future growth including further progress on its technology roadmap and expanded customer access, as well as a planned consolidation of underutilized facilities, and $20.7 million in pre-publication costs for new content development in education, media and trade. These capital and pre-publication investments, taken as a whole, were $23.3 million, or 26% below prior year's levels.

During the fiscal year, Scholastic sold two company-owned facilities in the U.S. and U.K. for total net proceeds of $17.4 million, and currently holds two additional facilities for sale. The Company also continued to pay its regular quarterly dividend, uninterrupted by the pandemic, and distributed $5.2 million in dividends in the fourth quarter for a total of $20.6 million in dividends in the fiscal year.

Overall Results

In $ millions	Fiscal 2021		Fiscal 2020		FY21 vs. FY20
	4Q	FY	4Q	FY	4Q	FY
Earnings (loss) before taxes	$8.0	($18.2)	($47.4)	($89.7)	$55.4	$71.5
One-time items	31.9	61.7	6.8	56.2	25.1	5.5
Earnings (loss) ex. one-times	39.9	43.5	(40.6)	(33.5)	$80.5	77.0
Interest (income) expense	1.7	5.8	0.9	(0.1)	0.8	5.9
Depreciation and amortization	15.6	64.9	15.9	64.0	(0.3)	0.9
Prepublication amortization	6.4	25.4	6.5	26.2	(0.1)	(0.8)
Adjusted EBITDA	$63.6	$139.6	($17.3)	$56.6	$80.9	$83.0
* Please refer to the non-GAAP financial tables attached.

Earnings before taxes for the quarter ended May 31, 2021 was $8.0 million, compared to a loss before taxes of $47.4 million in the fourth quarter of the prior fiscal year. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to earnings (loss) before taxes) for the fourth fiscal quarter of 2021 was a gain of $63.6 million, compared to a loss of $17.3 million in the fourth quarter of 2020.

For the fiscal year ended May 31, 2021, the Company had a loss before taxes of $18.2 million, versus a loss before taxes of $89.7 million in the prior fiscal year. Fiscal 2021 full-year Adjusted EBITDA was $139.6 million, compared to $56.6 million in fiscal 2020, an increase of $83.0 million, or 147%, improvement notwithstanding the year-over-year decline in revenues.

Earnings Per Share and Other Items

In the fiscal fourth quarter of 2021, the Company recorded earnings per diluted share of $0.22 compared to a loss per share of $0.38 in the fiscal fourth quarter of 2020. Excluding one-time items, the current year's fiscal fourth quarter earnings per diluted share was $0.90 versus a loss per share of $0.23 in the prior year period. Full year fiscal 2021 loss per share was $0.32 compared to a loss per share of $1.27 in the prior year period. Excluding one-time items, fiscal 2021 full year earnings per diluted share was $1.02 versus a loss per share of $0.08 in fiscal 2020.

Non-recurring items reflected in the current fiscal year's results include $23.1 million in pre-tax severance associated with a substantial reduction-in-force to align Scholastic's workforce size with COVID-impacted business volumes, $20.0 million in settlement for certain past intellectual property usage (see below), and $18.6 million in branch consolidation costs and asset impairments that will serve to lower future operating expenses.

Fiscal 2022 Outlook

While uncertainty still remains, the Company is beginning to see strengthening underlying trends across all of its businesses and customer end markets, as students around the globe return to the classroom, educators look to dependable and effective ways for accelerating student achievement, and stores welcome shoppers without restrictions. Scholastic believes it is well-positioned to continue the growth patterns seen in the fourth quarter of fiscal 2021 as its markets recover, especially for its book fairs businesses in the U.S., Canada and the U.K., and expects stronger operating leverage and resultant free cash flow given the successful reduction in labor and other operating costs from pre-pandemic levels. Additionally, the Company continues to identify further opportunities for incremental cost savings through process improvements and automation, consolidating functions, and increased utilization of the Company's international shared services resources.

In Children's Book Publishing and Distribution, the Company expects growth to be driven by a recovery in its book fairs operations as schools return to a more normal academic calendar with fewer COVID-related closures, as well as in trade through the development of new titles and content, in particular content which can be further developed through the Company's growing entertainment business into successful media properties. Fiscal 2022 year-to-date, the Company is seeing book fair bookings and confirmations by schools at a slightly higher rate than preliminary expectations, however Scholastic anticipates that rebuilding the book fairs business will take time given changes in customer engagement and capacity constraints post-pandemic. Key titles in the Company's upcoming frontlist include: Dav Pilkey's Cat Kid Comic Club: Perspectives (Cat Kid Comic Club™ #2); The Christmas Pig by J.K. Rowling; Kristy and the Snobs: Baby-Sitters Club Graphic Novel #10; The Brightest Night: Wings of Fire Graphic Novel #5; I Survived the Attacks of September 11, 2001 (I Survived Graphic Novel #4); and The Bad Guys in They're Bee-Hind You! (The Bad Guys™ #14).

In Education, the Company expects incremental growth through an emphasis on the development of new digital products, including the adaptation of successful existing products into enhanced digital offerings for hybrid teaching models, as well as the impact of federal stimulus funds on the overall K-12 education landscape that may be utilized by schools to help students accelerate their learning post-pandemic.

In International, the Company expects growth through the expansion of Scholastic's range of English language learning digital product offerings in Asia, including, in particular, an expanding line-up of market leading digital home learning products in China and Korea.

More generally, and in response to recent learnings from the pandemic, Scholastic sees incremental growth in many of its channels as it builds on the greater involvement of parents globally in purchasing home learning for their children, and is accelerating the Company's business of direct-to-parent marketing of books and educational materials through improved customer access, digital marketing and eCommerce.

As a result of these actions, the Company expects significant growth in fiscal 2022 revenues from prior year levels. Improvement in Adjusted EBITDA will be driven by revenue gains in all operating segments with increased leverage on the margin as a result of the Company's cost mitigation actions in the last fiscal year, partially offset by higher compensation costs and the discontinuation of certain COVID-related government subsidies in the new fiscal year. In addition, the Company expects that certain fiscal 2021 cost savings that were tied to lower sales volumes will not be repeated in fiscal 2022 as customer demand rises to pre-pandemic levels. Scholastic expects to provide additional guidance information throughout its fiscal year as details on the post-pandemic marketplace for its products and services become clearer.

Segment Results

All comparisons detailed in this section refer to operating results for the fourth quarter and full year ended May 31, 2021 versus the fourth quarter and full year ended May 31, 2020.

Children's Book Publishing and Distribution (CBP&D)

In $ millions	Fiscal 2021		Fiscal 2020		FY21 vs. FY20
	4Q	FY	4Q	FY	4Q	FY
Revenues
Book Clubs	$ 37.4	$ 145.1	$ 19.5	$ 156.8	$ 17.9	$ (11.7)
Book Fairs	76.4	164.3	32.1	383.8	44.3	(219.5)
Trade	78.4	355.3	80.4	334.8	(2.0)	20.5
Total Revenue	192.2	664.7	132.0	875.4	60.2	(210.7)
Operating income (loss)	11.8	13.7	(46.5)	23.6	58.3	(9.9)
Operating income / (loss), excluding one-time items*	14.3	19.1	(46.5)	23.6	60.8	(4.5)
* Please refer to the non-GAAP financial tables attached.

Fourth quarter 2021 segment revenues were $192.2 million, an increase of $60.2 million, or 46%, versus the comparable prior year period on higher levels of on-site case book fairs held and increased book club sponsorship as schools began to return to in-classroom instruction in the spring. Although trade revenues were higher sequentially versus the third fiscal quarter on the strength of top-selling series and graphic novels, trade revenues were marginally unfavorable to the fourth quarter of fiscal 2020, which saw the widely-anticipated release of The Ballad of Songbirds and Snakes by Suzanne Collins, in print, digital and audio formats. For the full fiscal year, CBP&D revenues fell $210.7 million, or 24%, as a result of the COVID-related decline in school book fairs held, partially offset by strong core frontlist sales of trade titles. Fourth quarter segment operating income, excluding one-time items relating to the consolidation of redundant book fairs' facilities, was $14.3 million, as compared to an operating loss of $46.5 million in the fourth quarter of fiscal 2020. Fiscal 2021 CBP&D operating income, excluding one-time items, was $19.1 million, a reduction of $4.5 million, or 19%, compared to operating income of $23.6 million in fiscal 2020, and directly attributable to the pandemic-related drop in book fair revenues, partially offset by cost savings measures taken throughout the current fiscal year.

Education

In $ millions	Fiscal 2021		Fiscal 2020		FY21 vs. FY20
	4Q	FY	4Q	FY	4Q	FY
Revenue	$ 124.9	$ 312.3	$ 94.7	$ 287.3	$ 30.2	$ 25.0
Operating income (loss)	40.8	60.6	27.3	29.9	13.5	30.7

Fourth quarter 2021 segment revenues grew $30.2 million, or 32%, to $124.9 million, versus the comparable prior year period on higher sales in most channels, particularly leveled bookrooms, summer reading programs, paperbacks and collections, and literacy partnerships, as well as in the segment's teaching resources and digital subscription product categories. For the fiscal year, Education segment revenues were $312.3 million, compared to $287.3 million a year ago, an increase of $25.0 million, or 9%. In the fourth quarter, segment operating income was $40.8 million versus $27.3 million in the fourth quarter of fiscal 2020, an increase of 49%, reflecting the higher sales volumes. Fiscal 2021 Education operating income was $60.6 million, an increase of $30.7 million, or 103% versus the prior year, driven by higher revenues and the benefits of the Company's cost savings actions. Effective June 1st, Education's multiple channels were consolidated into a single Education Solutions group to allow for increased investment in digital learning and greater cross-selling opportunities across the entire segment's portfolio of print and digital products. The new combined division will now house all Scholastic programs that are purchased by districts and schools for use in classroom instruction and supplementary learning, as well as family and community engagement, professional learning, and related services.

International

In $ millions	Fiscal 2021		Fiscal 2020		FY21 vs. FY20
	4Q	FY	4Q	FY	4Q	FY
Revenue	$ 84.3	$ 323.3	$ 57.3	$ 324.4	$ 27.0	$ (1.1)
Operating income (loss)	0.7	24.0	(10.8)	(6.5)	11.5	30.5
Operating income / (loss), excluding one-time items*	5.1	31.2	(9.1)	(4.8)	14.2	36.0
* Please refer to the non-GAAP financial tables attached.

Fourth quarter 2021 segment revenues grew $27.0 million, or 47%, to $84.3 million, as compared to the fourth quarter of 2020, with higher sales recorded in Canada, Australia, and in Asia across most channels – direct sales, trade and education. Fiscal 2021 International revenue was $323.3 million, basically on par with prior year's results as global markets grappled with COVID-related disruptions throughout the current fiscal year. In the fourth quarter, International recorded operating income of $5.1 million, excluding one-time items, versus an operating loss of $9.1 million, excluding one-time items, in the fourth quarter of fiscal 2020, on higher sales volumes. Segment operating income for the full fiscal year was $31.2 million, excluding one-time items for restructuring severance and branch consolidation and other business rationalization costs of $7.2, million, an increase of $36.0 million, as compared to an operating loss of $4.8 million, which excluded one-time charges of $1.7 million. The year-over-year improvement in segment operating income reflects the benefits of the Company's cost reduction activities and the receipt of certain pandemic-related government subsidies in the current fiscal year.

In fiscal 2021, the impact of foreign exchange on the Company's international businesses resulted in a $16.9 million improvement in revenues and a $0.4 million increase in operating income versus the prior year period.

Overhead

In $ millions	Fiscal 2021		Fiscal 2020		FY21 vs. FY20
	4Q	FY	4Q	FY	4Q	FY
Overhead expense	$ 43.6	$ 121.0	$ 16.2	$ 135.5	$ (27.4)	$ $14.5
Overhead expense, excluding one-time items*	18.6	71.9	11.1	81.0	(7.5)	9.1
* Please refer to the non-GAAP financial tables attached

In the fourth quarter of fiscal 2021, overhead expense, excluding one-time items, was $18.6 million, an increase of $7.5 million versus $11.1 million of overhead expense, excluding one-time items, in the fourth quarter of fiscal 2020. The higher overhead expense in the current year period reflects higher spending on the Company's technology roadmap, as well as on certain manufacturing and logistics programs. Corporate overhead for the fiscal year was $71.9 million, excluding one-time items of $49.1 million, pre-tax, versus corporate overhead of $81.0 million in the prior year, after excluding $54.5 million in one-time items. Excluding one-time items in both periods, the lower overhead expense in the current fiscal year was mainly due to the favorable impact of the Company's cost savings initiatives and lower spending, in general, across many overhead groups.

Vanderbilt Matter

Subsequent to its fiscal year-end, Scholastic, along with its co-defendants in a certain legal proceeding, reached a mediation-assisted settlement with Vanderbilt University regarding a license agreement for intellectual property used in the Company's former READ 180 instruction platform, and certain trademarks in connection with the marketing and sale of READ 180 and ancillary products, all of which were included in the sale of Scholastic's Educational Technology and Services business in May 2015 and are no longer marketed by the Company. Without admitting to the allegations raised, the agreement requires the Company to pay $20 million in a one-time cash payment to Vanderbilt to avoid the uncertainties of trial and the additional costs of preparing for and presenting an on-going legal defense in this matter. The settlement amount has been reflected in the Company's financial results as of May 31, 2021 as a one-time non-recurring item. While Scholastic expects that a significant portion of the settlement and related defense costs will be covered by the Company's insurance programs, it is premature to determine with any level of probability or accuracy what those recoveries could be at this time.

Chief Executive Officer Appointment

As previously announced, Peter Warwick has been named the Company's new President and Chief Executive Officer effective August 1, 2021. Mr. Warwick has served as an independent director on the Company's board since 2014 and will assume the lead operating roles and responsibilities of the late M. Richard (Dick) Robinson, Jr.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Flow". Please refer to the non-GAAP financial table attached to this press release for supporting details on the impact of one-time items on operating income, net income and diluted EPS, and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, July 22, 2021. Scholastic's Lead Independent Director, James Barge; Iole Lucchese, Executive Vice President, Chief Strategy Officer; and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 7638704. The recording will be available through Friday, July 30, 2021.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities, school administrators, or suppliers or customers which may curtail or otherwise adversely affect certain of the Company's business operations, and the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/21	05/31/20	05/31/21	05/31/20

Revenues	$401.4	$284.0	$1,300.3	$1,487.1

Operating costs and expenses:
Cost of goods sold	198.0	166.6	666.5	751.0
Selling, general and administrative expenses (1)	179.0	147.7	584.9	722.5
Depreciation and amortization	14.5	15.3	60.5	61.5
Asset impairments and write downs (2)	0.2	0.6	11.1	40.6

Total operating costs and expenses	391.7	330.2	1,323.0	1,575.6

Operating income (loss)	9.7	(46.2)	(22.7)	(88.5)

Interest income (expense), net	(1.7)	(0.9)	(5.8)	0.1
Other components of net periodic benefit (cost)	0.0	(0.3)	(0.1)	(1.3)
Gain (loss) on sale of assets and other (3)	-	-	10.4	-

Earnings (loss) before income taxes	8.0	(47.4)	(18.2)	(89.7)

Provision (benefit) for income taxes(4)	0.3	(34.4)	(7.3)	(46.0)

Net income (loss)	7.7	(13.0)	(10.9)	(43.7)

Less: Net income (loss) attributable to noncontrolling interest	0.1	0.0	0.1	0.1

Net income (loss) attributable to Scholastic Corporation	$7.6	($13.0)	($11.0)	($43.8)

Basic and diluted earnings (loss) per share of Class A and Common Stock (5)
Basic	$0.22	($0.38)	($0.32)	($1.27)
Diluted	$0.22	($0.38)	($0.32)	($1.27)

Basic weighted average shares outstanding	34,378	34,244	34,332	34,622
Diluted weighted average shares outstanding	35,108	34,379	34,622	34,865

(1)

In the three and twelve months ended May 31, 2021, the Company recognized pretax mediation-assisted settlement charges of $20.0 related to intellectual property used in formerly owned products, pretax severance of $5.1 and $23.1, respectively, and pretax branch consolidation and other business rationalization costs of $6.6 and $7.5, respectively. In the three and twelve months ended May 31, 2020, the Company recognized  pretax severance of $6.2 and $13.1. In the twelve months ended May 31, 2020, the Company recognized pretax settlement charges of $2.5.

(2)

In the three and twelve months ended May 31, 2021, the Company recognized pretax asset impairments of $0.2 and $2.6 related to its plan to permanently close 13 of its 54 book fair warehouses in the U.S. as part of a branch consolidation project. In the twelve months ended May 31, 2021, the Company recognized pretax asset impairments of $8.5 related to its plan to cease use of certain leased office space in New York City and consolidate into its company-owned New York headquarters building. In the three and twelve months ended May 31, 2020, the Company recognized a pretax impairment charge of $0.6 related to an outdated technology platform in Canada. In the twelve months ended May 31, 2020, the Company recognized a pretax asset write down of $40.0 related to the Company's club and fair channels.

(3)

In the twelve months ended May 31, 2021, the Company recognized pretax gain on the sale of its UK distribution center located in Southam of $3.8. In the twelve months ended May 31, 2021, the Company recognized pretax gain on the sale of its Danbury facility of $6.6.

(4)

In the three and twelve months ended May 31, 2021, the tax impact in respect to one-time pretax charges was $8.0 and $15.5, respectively. In the three and twelve months ended May 31, 2020, the tax impact in respect to one-time pretax charges was $1.8 and $15.3, respectively.

(5)	Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/21	05/31/20	Change		05/31/21	05/31/20	Change

Children's Book Publishing and Distribution
Revenues
Book Clubs	$37.4	$19.5	$17.9	92%	$145.1	$156.8	($11.7)	(7%)
Book Fairs	76.4	32.1	44.3	138%	164.3	383.8	(219.5)	(57%)
Consolidated Trade	78.4	80.4	(2.0)	(2%)	355.3	334.8	20.5	6%
Total revenues	192.2	132.0	60.2	46%	664.7	875.4	(210.7)	(24%)
Operating income (loss)	11.8	(46.5)	58.3	125%	13.7	23.6	(9.9)	(42%)
Operating margin	6.1%	-			2.1%	2.7%

Education
Revenues	124.9	94.7	30.2	32%	312.3	287.3	25.0	9%
Operating income (loss)	40.8	27.3	13.5	49%	60.6	29.9	30.7	103%
Operating margin	32.7%	28.8%			19.4%	10.4%

International
Revenues	84.3	57.3	27.0	47%	323.3	324.4	(1.1)	(0%)
Operating income (loss)	0.7	(10.8)	11.5	106%	24.0	(6.5)	30.5	nm
Operating margin	0.8%	-			7.4%	-

Overhead expense	43.6	16.2	(27.4)	nm	121.0	135.5	14.5	11%

Operating income (loss)	$9.7	($46.2)	$55.9	121%	($22.7)	($88.5)	$65.8	74%

						Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		05/31/21	05/31/20

Continuing Operations
	Cash and cash equivalents	$366.5	$393.8
	Accounts receivable, net	256.1	239.8
	Inventories, net	269.7	270.6
	Accounts payable	138.0	153.6
	Accrued royalties	45.5	37.8
	Lines of credit and current portion of long-term debt	182.9	7.9
	Long-term debt	7.3	210.6
	Total debt	190.2	218.5
	Net debt (cash) (1)	(176.3)	(175.3)

Total stockholders' equity		1,182.3	1,180.6

Selected Cash Flow Items

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/21	05/31/20	05/31/21	05/31/20

	Net cash provided by (used in) operating activities	$34.5	($41.9)	$71.0	$2.1
	Add: Net proceeds from sale of assets	0.0	-	17.4	-
	Less: Additions to property, plant and equipment	10.1	14.3	47.2	62.7
	Prepublication expenditures	5.4	7.0	20.7	28.5

	Free cash flow (use) (2)	$19.0	($63.2)	$20.5	($89.1)

(1)

Net debt (cash) is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions and from sale of assets, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

								Table 4
Scholastic Corporation
Supplemental Results
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/21	items	One-time items	05/31/20	items	One-time items

	Diluted earnings (loss) per share (1)	$0.22	$0.68	$0.90	($0.38)	$0.15	($0.23)

	Net income (loss) (2)	$7.6	$23.9	$31.5	($13.0)	$5.0	($8.0)

	Children's Book Publishing and Distribution(3)	$11.8	$2.5	$14.3	($46.5)	$0.0	($46.5)
	Education	40.8	-	40.8	27.3	-	27.3
	International(4)	0.7	4.4	5.1	(10.8)	1.7	(9.1)
	Overhead(5)	(43.6)	25.0	(18.6)	(16.2)	5.1	(11.1)
	Operating income (loss)	$9.7	$31.9	$41.6	($46.2)	$6.8	($39.4)

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/21	items	One-time items	05/31/20	items	One-time items

	Diluted earnings (loss) per share (1)	($0.32)	$1.35	$1.02	($1.27)	$1.18	($0.08)

	Net income (loss) (2)	($11.0)	$46.2	$35.2	($43.8)	$40.9	($2.9)

	Children's Book Publishing and Distribution(3)	$13.7	$5.4	$19.1	$23.6	$0.0	$23.6
	Education	60.6	-	60.6	29.9	-	29.9
	International(4)	24.0	7.2	31.2	(6.5)	1.7	(4.8)
	Overhead(5)	(121.0)	49.1	(71.9)	(135.5)	54.5	(81.0)
	Operating income (loss)	($22.7)	$61.7	$39.0	($88.5)	$56.2	($32.3)

(1)	Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on rounded numbers may not yield the results as presented.

(2)

In the three and twelve months ended May 31, 2021, the tax impact in respect to one-time pretax charges was $8.0 and $15.5, respectively. In the three and twelve months ended May 31, 2020, the tax impact in respect to one-time pretax charges was $1.8 and $15.3, respectively.

(3)

In the three and twelve months ended May 31, 2021, the Company recognized pretax asset impairment of $0.2 and $2.6, respectively, and branch consolidation costs of $2.3 and $2.8, respectively, related to its plan to permanently close 13 of its 54 book fair warehouses in the U.S.

(4)

In the three and twelve months ended May 31, 2021, the Company recognized pretax severance of $0.1 and $2.6, respectively, and pretax branch consolidation and other business rationalization costs of $4.3 and $4.6, respectively. In the three and twelve months ended May 31, 2020, the Company recognized pretax severance of $1.1 and a pretax impairment charge of $0.6 related to an outdated technology platform in Canada.

(5)

In the three and twelve months ended May 31, 2021, the Company recognized pretax mediation-assisted settlement charges of $20.0 related to intellectual property used in formerly owned products and pretax severance of $5.0 and $20.5, respectively. In the twelve months ended May 31, 2021, the Company recognized pretax asset impairment charges of $8.5 and branch consolidation costs of $0.1, respectively, related to its plan to cease use of certain leased office space in New York City and consolidate into its company-owned New York headquarters building. In the three and twelve months ended May 31, 2020, the Company recognized  pretax severance of $5.1 and $12.0, respectively. In the twelve months ended May 31, 2020, the Company recognized pretax asset write down of $40.0 related to the Company's club and fair channels and pretax settlement charges of $2.5.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	05/31/21	05/31/20

Earnings (loss) before income taxes as reported	$8.0	($47.4)
One-time items before income taxes	31.9	6.8
Earnings (loss) before income taxes excluding one-time items	39.9	(40.6)

Interest (income) expense	1.7	0.9
Depreciation and amortization(1)	15.6	15.9
Amortization of prepublication costs	6.4	6.5

Adjusted EBITDA(2)	$63.6	($17.3)

	TWELVE MONTHS ENDED
	05/31/21	05/31/20

Earnings (loss) before income taxes as reported	($18.2)	($89.7)
One-time items before income taxes	61.7	56.2
Earnings (loss) before income taxes excluding one-time items	43.5	(33.5)

Interest (income) expense	5.8	(0.1)
Depreciation and amortization(1)	64.9	64.0
Amortization of prepublication costs	25.4	26.2

Adjusted EBITDA(2)	$139.6	$56.6

(1)

For the three and twelve months ended May 31, 2021, amounts include depreciation of $0.8 and $3.2, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.5, respectively, and amortization of capitalized cloud software of $0.2 and $0.7, respectively, recognized in selling, general and administrative expenses. For the three and twelve months ended May 31, 2020, amounts include depreciation of $0.5 and $2.2, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.3, respectively, and amortization of capitalized cloud software of $0.0 recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

SCHL: Financial

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com; Media: Anne Sparkman, (212) 343-6657 asparkman@scholastic.com